Exhibit 99.1

Investor Contact:	Media Contact:
Al Galgano	Gerri Dyrek
Vice President of Investor Relations	Senior Public Relations Manager
Digital River, Inc.	Digital River, Inc.
952-253-1234	952-253-1234
investorrelations@digitalriver.com	publicrelations@digitalriver.com

DIGITAL RIVER ANNOUNCES 27 PERCENT YEAR-TO-DATE REVENUE INCREASE IN Q2

Company Records GAAP Earnings Per Share of $0.09

MINNEAPOLIS, MN, July 16, 2003 — Digital River, Inc. (NASDAQ: DRIV), a leading global e-commerce outsource provider, today reported revenue of $22.8 million for the quarter ended June 30, 2003. This represents a year-over-year increase of 18 percent from revenue of $19.3 million in the second quarter of 2002.

On a GAAP basis, net income for the second quarter 2003 was $2.8 million, or $0.09 per share on a dilutive basis, compared to a net loss of $348,000, or $0.01 per basic share in the second quarter of 2002. Net income for the second quarter 2003, prior to the amortization of acquisition-related expenses, was $4.0 million, or $0.13 per share, on a dilutive basis. This compares to net income, on a similar basis, of $1.3 million, or $0.05 per share, in the second quarter of last year.

For the six months ended June 30, 2003, revenue totaled $47.4 million, a 27 percent increase from $37.4 million in the same period last year. On a GAAP basis, through June 30th, net income totaled $6.8 million, or $0.22 per share on a dilutive basis, as compared to a net loss of $3.9 million, or $0.15 per basic share, in the prior year.  For the first six months of this year, net income, prior to the amortization of acquisition-related expenses was $9.3 million, or $0.30 per share on a dilutive basis. This compares to a net loss, on a similar basis, of $678,000, or $0.03 per basic share, for the first six months of 2002.

Segmented Results

The Software Services segment generated $18.7 million in revenue in the second quarter, a nearly 24 percent improvement from revenue of $15.1 million in the second quarter of 2002.  The E-Business Services segment generated $4.1 million in revenue in the second quarter. This performance was relatively flat to revenue of $4.2 million in the second quarter of 2002.

As previously announced, Digital River will report its detailed financial results for the fiscal second quarter after the close of regular market trading on Wednesday, July 23, 2003.  The Company will host a conference call at 4:45 P.M. Eastern Daylight Time (EDT) on July 23, 2003, to discuss its second quarter results and give guidance for the third quarter of 2003.  The call will feature remarks by Joel Ronning, chief executive officer, Carter Hicks, chief financial officer and Jay Kerutis, president of software and digital commerce services.

To access the call, please dial 877-422-0170, or listen to the webcast at http://drhome.digitalriver.com/livehtml/newsite/dr_invest_000.html.  Please go to the investor page to access the call and install any necessary audio software.

About Digital River, Inc.

Digital River, Inc., a global leader in e-commerce outsourcing, builds and manages online businesses for nearly 34,000 companies worldwide. Its comprehensive e-commerce solution and world-class infrastructure are designed to help companies of all sizes quickly maximize online revenues as well as cut the costs and reduce the risks associated with running an e-commerce operation. Digital River’s international e-commerce services include site development and hosting, order management, fraud prevention, site merchandising, reporting and analytics, product fulfillment, e-marketing and multi-lingual customer service. Digital River’s clients include 3M, ACT!, Autodesk, H&R Block, Major League Baseball Advanced Media, Motorola, Novell, Staples.com and Symantec.

Founded in 1994, Digital River is headquartered in Minneapolis with offices throughout the United States and in Europe. For more details about Digital River, visit the corporate Web site at www.digitalriver.com or call 952-253-1234.

Digital River is a registered trademark of Digital River, Inc. All other company and product names are trademarks, registrations or copyrights of their respective owners.

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Digital River, Inc.

Pro Forma Reconciliations

Unaudited, in thousands, except per share amounts

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Pro Forma Financial Reconciliations:
Net earnings (loss) per GAAP	$2,767	$(348)	$6,789	$(3,878)
Add back amortization of acquisition related costs	1,246	1,651	2,467	3,200
Pro Forma earnings	$4,013	$1,303	$9,256	$(678)

Pro Forma net earnings per share	$0.13	$0.05	$0.30	$(0.03)
Pro Forma weighted average shares outstanding	31,790	27,855	31,101	26,569